Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
GANNETT CO., INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, Gannett Co., Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First.  Pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) previously adopted resolutions creating and authorizing the issuance of 150,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and on April 14, 2020, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Preferred Stock with the Secretary of State of the State of Delaware.

Second.  None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued by the Company pursuant to the Certificate of Designation.

Third.  On April 27, 2023, the Board adopted the following resolutions:

“RESOLVED, that it is in the best interests of the Company to deregister the Rights and eliminate the Series A Preferred Stock (the “Elimination”).

RESOLVED, that the Elimination is hereby approved and adopted in all respects.

RESOLVED, that, as of the date hereof, none of the authorized shares of the Series A Preferred Stock are outstanding and that, as of the effective time of the Certificate of Elimination, none of the shares of the Series A Preferred Stock will be outstanding or will be issued pursuant to the Certificate of Designation.

RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

RESOLVED, that upon effectiveness of the filing of the Certificate of Elimination, the shares that were previously designated under the Certificate of Designation as Series A Preferred Stock shall resume the status of authorized but unissued shares of preferred stock of the Company, issuable from time to time, in one or more series, pursuant to the Certificate of Incorporation.

RESOLVED, that the Certificate of Elimination, including the resolutions contained therein, is hereby adopted and approved in all respects with such changes, modifications, additions and deletions as any officer of the Company (each, an “Authorized Officer”) executing the Certificate of Elimination may determine to be appropriate, such determination to be conclusively evidenced by such Authorized Officer’s execution and delivery of the Certificate of Elimination.

RESOLVED, that each of the Authorized Officers is hereby authorized and directed, in the name and on behalf of the Company, (i) to execute and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the General Corporation Law of the State of Delaware in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all additional documents required to be filed therewith, and (ii) to make any other required filings or notifications and take any other actions as may be required or advisable in connection with the deregistration and elimination of the Rights and Series A Preferred Stock, respectively.

RESOLVED, that each Authorized Officer is hereby authorized and empowered, for and on behalf of the Company, to take or cause to be taken any and all such actions, and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and other documents, or to effect any necessary filings with or notifications to the New York Stock Exchange or any and all appropriate regulatory authorities, including, without limitation, the U.S. Securities and Exchange Commission, as may be required or as any such officer may deem necessary, advisable or appropriate to effectuate and carry out the transactions contemplated by, and the purposes and intent of, the foregoing resolutions, all such actions to be performed in such manner and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and documents to be executed and delivered in such form as the Authorized Officer performing or executing the same shall approve, such Authorized Officer’s performance or execution and delivery thereof to be conclusive evidence of such approval and the approval of the Board.

RESOLVED, that all actions previously taken by any officer or director of the Company in connection with the transactions contemplated by the foregoing resolutions be, and they hereby are, adopted, ratified, confirmed, and approved in all respects.

RESOLVED, that if resolutions in any particular form are required or advisable to be adopted in connection with the matters contemplated by the foregoing resolutions, such resolutions shall be deemed to have been adopted in the required form with the same force and effect as if set forth herein at length, and any Authorized Officer shall be authorized to certify on behalf of the Company as to the adoption of such resolutions, provided that copies thereof shall thereafter be filed in the Company’s records of its proceedings.”

Fourth.  In accordance with Section 151(g) of the DGCL, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

Fifth.  All shares of Series A Preferred Stock shall resume the status of authorized but unissued and undesignated shares of the Company’s preferred stock, par value $0.01 per share.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination as of this 27th day of April 2023.

GANNETT CO., INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer and President